EXHIBIT 11

                CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                              Six Months Ended June 30,       Three Months Ended June 30,

     (in thousands, except per share amounts)                    1996           1995              1996           1995

     Primary Earnings Per Share

     Reconciliation of net loss per Statements of Operations to amount used in primary earnings per share computation:

               Net loss                                           ($667)        ($486)            ($243)          ($91)
               Preferred dividend requirement                      (205)         (204)             (102)          (102)

           Accretion in carrying value of preferred stock           (18)          (18)               (9)            (9)


               Net loss, as adjusted                              ($890)        ($708)            ($354)         ($202)




     Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:


               Weighted average number of common shares

                    outstanding                                   2,615         2,662             2,613          2,631


           Add weighted average number of shares issuable
                   from assumed exercise of stock options             0             0                 0              0



              Weighted average number of shares of common
                    stock and equivalents outstanding             2,615         2,662             2,613          2,631




     Net loss per common and common equivalent share             ($0.34)       ($0.27)           ($0.14)        ($0.08)


                                   EXHIBIT 11

                CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                              Six Months Ended June 30,       Three Months Ended June 30,

     (in thousands, except per share amounts)                    1996           1995              1996           1995

     Fully Diluted Earnings Per Share
     Reconciliation of net loss per Statements of

          Operations to amount used in fully diluted

          earnings per share computation:


               Net loss                                           ($667)        ($486)            ($243)          ($91)



     Reconciliation of weighted average number of shares

        outstanding, as adjusted, per primary computation

       on preceding page, to amount used in fully diluted earnings per share computation:


           Weighted average number of shares outstanding,

                   as adjusted per primary computation on

                    preceding page                                2,615         2,662             2,613          2,631


              Add shares issuable from assumed conversion
             8 1/2 % cumulative convertible preferred stock           713           713               713            713



              Weighted average number of shares of common
                    stock and equivalents outstanding             3,328         3,375             3,326          3,344




     Fully diluted earnings per share                              *             *                 *              *


     * Anti-dilutive
</TABLE


